Exhibit 99.1

PCTEL Elects Jay Sinder to Board of Directors

Experienced Telecom Financial Executive Joins as Class II Director

Bloomingdale, Ill. — December 5, 2014 — PCTEL, Inc. (NASDAQ:PCTI), a leader in performance critical telecom solutions, announced today that telecom industry veteran Jay Sinder has been elected to the company’s Board of Directors. Mr. Sinder has served as the CFO of Focal Communications (Nasdaq: FCOM) as well executive and senior positions at Telephone and Data Systems, IBM, MCI, Ameritech and several venture-backed companies. The Board is now comprised of six independent directors along with its Chairman and CEO, Marty Singer.

“We are delighted that Jay has agreed to join PCTEL’s Board,” said Steve Levy, Chair of PCTEL’s Nominating and Corporate Governance Committee and a member of the company’s Audit Committee. Levy’s committee managed the search for a new director. “Jay has the deep financial expertise and familiarity with the telecommunications industry that will be of great value to the management team, to the board and our shareholders,” added Levy.

“I’m joining a distinguished board and look forward to making contributions on behalf of the company’s shareholders,” said Mr. Sinder. “I am hopeful that my experience in the industry and as a public company CFO will benefit the Board and the management team,” added Sinder.

Mr. Sinder received his B.S. at the University of Michigan and his MBA at the University of Chicago. He began his career at Deloitte and Touche.

About PCTEL

PCTEL delivers Performance Critical Telecom solutions. RF Solutions develops and provides test equipment, software, and engineering services for wireless networks. Engineers rely upon PCTEL to visualize, benchmark, and optimize wireless networks. Connected Solutions™ designs and delivers performance critical antennas and site solutions for wireless networks globally. Our antennas support evolving wireless standards for cellular, private, and broadband networks. PCTEL antennas and site solutions support networks worldwide, including SCADA for oil, gas and utilities, fleet management, industrial operations, health care, small cell and network timing deployment, defense, public safety, education, and broadband access.

PCTEL’s performance critical products include its SeeGull® scanning receivers and CW Transmitter, SeeHawk® and SeeHawk® Touch™ analytic software, and its SeeWave™ interference locating system. PCTEL is recognized globally for its industry leading-edge IBflex™, EXflex®, and MX scanning receivers and its sophisticated in-building Network Engineering Services (NES).

PCTEL’s performance critical MAXRAD® and Bluewave™ antenna solutions include high rejection and high performance GPS and GNSS products, the industry leading Yagi portfolio, mobile and indoor LTE, broadband, and LMR antennas and PIM-rated antennas for transit, in-building, and small cell applications. We provide performance critical mobile towers for demanding emergency and oil and gas network applications and leverage our design, logistics, and support capabilities to deliver performance critical site solutions into carrier, railroad, and utility applications.

PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites: www.pctel.com, www.antenna.com, or www.rfsolutions.pctel.com.

PCTEL, Inc.

Jack Seller

Public Relations

(630) 339-2116

jack.seller@pctel.com